                                                                   EXHIBIT 10.20

                                                              CAWCD Revised 5/84

                                                      Contract No. 5-07-30-W0067


                                 UNITED STATES
                           DEPARTMENT OF THE INTERIOR
                             BUREAU OF RECLAMATION

                      SUBCONTRACT AMONG THE UNITED STATES,
                THE CENTRAL ARIZONA WATER CONSERVATION DISTRICT,
                      AND THE CHAPARRAL CITY WATER COMPANY
                          PROVIDING FOR WATER SERVICE

                            CENTRAL ARIZONA PROJECT


                               Table of Contents

Article                       Title                    Page
-------                       -----                    ----
1.        PREAMBLE.....................................  1

2.        EXPLANATORY RECITALS.........................  2

3.        DEFINITIONS..................................  3

4.        DELIVERY OF WATER............................  3

     .1    Obligations of the United States............  3
     .2    Term of Subcontract.........................  4
     .3    Conditions Relating to Delivery and Use.....  4
     .4    Procedure for Ordering Water................  7
     .5    Points of Delivery--Measurement and
           Responsibility for Distribution of Water.... 10
     .6    Temporary Reductions........................ 11
     .7    Priority in Case of Shortage................ 12
     .8    Secretarial Control of Return Flow.......... 13
     .9    Water and Air Pollution Control............. 15
     .10   Quality of Water............................ 15
     .11   Exchange Water.............................. 15
     .12   Entitlement to Project M&I Water............ 16
     .13   Delivery of Project Water Prior
           to Completion of Project Works.............. 17

5.        PAYMENTS..................................... 16

     .1    Water Service Charges for Payment
           of Operation, Maintenance, and Replacement
           Costs....................................... 17

     .2   M&I Water Service Charges......................   19
     .3   Loss of Entitlement............................   22
     .4   Refusal to Accept Delivery.....................   22
     .5   Charge for Late Payments.......................   22

6.      GENERAL PROVISIONS...............................   23

     .1   Repayment Contract Controlling.................   23
     .2   Effluent Exchanges.............................   23
     .3   Notices........................................   24
     .4   Water Conservation Program.....................   24
     .5   Rules, Regulations, and Determinations.........   25
     .6   Officials Not to Benefit.......................   25
     .7   Assignment Limited -- Successors and Assigns
          Obligated......................................   26
     .8   Judicial Remedies Not Foreclosed...............   26
     .9   Books, Records, and Reports....................   26
     .10  Equal Opportunity..............................   26
     .11  Title VI, Civil Rights Act of 1964.............   28
     .12  Confirmation of Subcontract....................   28
     .13  Contingent on Appropriation or
          Allotment of Funds.............................   29
     .14  Addendum A.....................................   29

          Signatory Page.................................   29

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
                                                              CAWCD Revised 5/84

                                                     Contract No. 5-07-30-W0067

                                 UNITED STATES
                           DEPARTMENT OF THE INTERIOR
                             BUREAU OF RECLAMATION

                      SUBCONTRACT AMONG THE UNITED STATES,
                THE CENTRAL ARIZONA WATER CONSERVATION DISTRICT,
                      AND THE CHAPARRAL CITY WATER COMPANY
                          PROVIDING FOR WATER SERVICE

                            CENTRAL ARIZONA PROJECT

     1.   PREAMBLE:
          THIS SUBCONTRACT, made this 6th day of December, 1984, in pursuance generally of the Act of June 17, 1902 (32 Stat. 388), and acts amendatory thereof or supplementary thereto, including but not limited to the Boulder Canyon Project Act of December 21, 1928 (45 Stat. 1057), as amended, the Reclamation Project Act of August 4, 1939 (53 Stat. 1187), as amended, the Reclamation Reform Act of October 12, 1982 (96 Stat. 1263), and particularly the Colorado River Basin Project Act of September 30, 1968 (82 Stat. 885), as amended, all collectively hereinafter referred to as the "Federal Reclamation Laws," among the UNITED STATES OF AMERICA, hereinafter referred to as the "United States" acting through the Secretary of the Interior, the CENTRAL ARIZONA WATER CONSERVATION DISTRICT, hereinafter referred to as the "Contractor," a water conservation district organized under the laws of Arizona, with its principal place of business in Phoenix, Arizona, and the CHAPARRAL CITY WATER COMPANY, hereinafter referred to as the "Subcontractor," with its principal place of business in Fountain Hills, Arizona;

         WITNESSETH, THAT:

     2.  EXPLANATORY RECITALS:

         WHEREAS, the Colorado River Basin Project Act provides, among other things, that for the purposes of furnishing irrigation and municipal and industrial water supplies to water deficient areas of Arizona and western New Mexico through direct diversion or exchange of water, control of floods, conservation and development of fish and wildlife resources, enhancement of recreation opportunities, and for other purposes, the Secretary of the Interior shall construct, operate, and maintain the Central Arizona Project; and

         WHEREAS, pursuant to the provisions of Arizona Revised Statutes Sections 45-2601 et seq., the Contractor has been organized with the power to enter into a contract or contracts with the Secretary of the Interior to accomplish the purposes of Arizona Revised Statutes, Sections 45-2601 et seq.; and

         WHEREAS, pursuant to Section 304(b)(1) of the Colorado River Basin Project Act, the Secretary of the Interior has determined that it is necessary to effect repayment of the cost of constructing the Central Arizona Project pursuant to a master contract and that the United States, together with the Contractor, shall be a party to contracts that are in conformity with and subsidiary to the master contract; and

         WHEREAS, the United States and the Contractor entered into Contract No. 14-06-W-245 dated December 15, 1972, hereinafter referred to as the "Repayment Contract," a copy of which is attached hereto as Exhibit "A" and by this reference made a part hereof, whereby the Contractor agrees to repay to the United States the reimbursable costs of the Central Arizona Project allocated to the Contractor; and

        WHEREAS, the Subcontractor is in need of a water supply and desires to subcontract with the United States and the Contractor for water service from water supplies available under the Central Arizona Project; and

        WHEREAS, upon completion of the Central Arizona Project, water shall be available for delivery to the Subcontractor;

        NOW THEREFORE, in consideration of the mutual and dependent covenants herein contained, it is agreed as follows:

     3. DEFINITIONS:

        Definitions included in the Repayment Contract are applicable to this subcontract; Provided, however, That the terms "Agricultural Water" or "Irrigation Water" shall mean water used for the purposes defined in the Repayment Contract on tracts of land operated in units of more than 5 acres. The first letters of terms so defined are capitalized herein. As heretofore indicated, a copy of the Repayment Contract is attached as Exhibit "A."

     4. DELIVERY OF WATER:

        4.1 Obligations of the United States. Subject to the terms, conditions, and provisions set forth herein and in the Repayment Contract, during such periods as it operates and maintains the Project Works, the United States shall deliver Project Water for M&I use by the Subcontractor. The United

States shall use all reasonable diligence to make available to the Subcontractor the quantity of Project Water specified in the schedule submitted by the Subcontractor in accordance with Article 4.4. After transfer of OM&R to the Operating Agency, the United States shall make deliveries of Project Water to the Operating Agency which shall make subsequent delivery to the Subcontractor as provided herein.

        4.2 Term of Subcontract. This subcontract shall become effective upon its confirmation as provided for in Article 6.12 and shall remain in effect for a period of 50 years beginning with the January 1 of the Year following that in which the Secretary issues the Notice of Completion of the Water Supply System; Provided, That this subcontract may be renewed upon written request by the Subcontractor upon terms and conditions of renewal to be agreed upon not later than 1 year prior to the expiration of this subcontract; and Provided, further, That such terms and conditions shall be consistent with Article 9.9 of the Repayment Contract.

        4.3 Conditions Relating to Delivery and Use. Delivery and use of water under this subcontract is conditioned on the following, and the Subcontractor hereby agrees that:

             (a) All uses of Project Water and Return Flow shall be consistent with Arizona water law unless such law is inconsistent with the Congressional directives applicable to the Central Arizona Project.

             (b) The system or systems through which water for Agricultural, M&I, and Miscellaneous (including ground water recharge) purposes is conveyed after delivery to the

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
Subcontractor shall consist of pipelines, canals, distribution systems, or other conduits provided and maintained with linings adequate in the Contracting Officer's judgment to prevent excessive conveyance losses.

             (c) The Subcontractor shall not pump, or within it legal authority, permit others to pump ground water from within the exterior boundaries of the Subcontractor's service area, which has been delineated on a map filed with the Contractor and approved by the Contractor and the Contracting Officer, for use outside of said service area unless such pumping is permitted under Title 45, Chapter 2, Arizona Revised Statutes, as it may be amended from time to time, and the Contracting Officer, the Contractor, and the Subcontractor shall agree, or shall have previously agreed, that a surplus of ground water exists and drainage is or was required; Provided, however, That such pumping may be approved by the Contracting Officer and the Contractor, and approval shall not be unreasonably withheld, if such pumping is in accord with the Basin Project Act and upon submittal by the Subcontractor of a written certification from the Arizona Department of Water Resources or its successor agency that the pumping and transportation of ground water is in accord with Title 45, Chapter 2, Arizona Revised Statutes, as it may be amended from time to time.

             (d) The Subcontractor shall not sell or otherwise dispose of or permit the sale or other disposition of any Project Water for use outside of Maricopa, Pinal, and Pima Counties; Provided, however, That this does not prohibit exchanges of Project Water covered by separate agreements; and Provided,

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
further, That this does not prohibit effluent exchanges with Indian tribes pursuant to Article 6.2.

             (e) (i) Project Water scheduled for delivery in any Year under this subcontract may be used by the Subcontractor or resold or exchanged by the Subcontractor pursuant to appropriate agreements approved by the Contracting Officer and the Contractor. If said water is resold or exchanged by the Subcontractor for an amount in excess of that which the Subcontractor is obligated to pay under this subcontract, the excess amount shall be paid forthwith by the Subcontractor to the Contractor for application against the Contractor's Repayment Obligation to the United States; Provided, however, That the Subcontractor shall be entitled to recover actual costs of transportation, treatment, and distribution, including but not limited to capital costs and OM&R costs.

                 (ii) Project Water scheduled for delivery in any Year under this subcontract that cannot be used, resold, or exchanged by the Subcontractor may be made available by the Contracting Officer and Contractor to other users. If such Project Water is sold to or exchanged with other users, the Subcontractor shall be relieved of its payments hereunder only to the extent of the amount paid to the Contractor by such other users, but not to exceed the amount the Subcontractor is obligated to pay under this subcontract for said water.

                 (iii) In the event the Subcontractor or the Contracting Officer and the Contractor are unable to sell any portion of the Subcontractor's Project Water scheduled for delivery and not required by the Subcontractor, the Subcontractor shall be relieved of the pumping energy portion of the OM&R charges associated with the undelivered water as determined by the Contractor.

            4.4  Procedure for Ordering Water.

                 (a) At least 15 months prior to the date the Secretary expects to issue the Notice of Completion of the Water Supply System, or as soon thereafter as is practicable, the Contracting Officer shall announce by written notice to the Contractor the amount of Project Water available for delivery during the Year in which said Notice of Completion is issued (initial Year of water delivery) and during the following Year. Within 30 days of receiving such notice, the Contractor shall issue a notice of availability of Project Water to the Subcontractor. The Subcontractor shall, within a reasonable period of time as determined by the Contractor, submit a written schedule to the Contractor and the Contracting Officer showing the quantity of water desired by the Subcontractor during each month of said initial Year and the following Year. The Contractor shall notify the Subcontractor by written notice of the Contractor's action on the requested schedule within 2 months of the date of receipt of such request.

                 (b) The amounts, times, and rates of delivery of Project Water to the Subcontractor during each Year subsequent to the Year following said initial Year of water delivery shall be in accordance with a water delivery schedule for that Year. Such schedule shall be determined in the following manner:

                    (i) On or before June 1 of each Year beginning with the Year following the initial Year of water delivery pursuant to this subcontract, the Contracting Officer shall announce the amount of Project Water available for delivery during the following Year in a written notice to the Contractor. In arriving at this determination, the Contracting Officer, subject to the provisions of the Repayment Contract, shall use his best efforts to maximize the availability and deliver of Arizona's full entitlement of Colorado River water over the term of this subcontract. Within 30 days of receiving said notice, the Contractor shall issue a notice of availability of Project Water to the Subcontractor.

        (ii) On or before October 1 of each Year beginning with the Year following said initial Year of water delivery, the Subcontractor shall submit in writing to the Contractor and Contracting Officer a water delivery schedule indicating the amounts of Project Water desired by the Subcontractor during each month of the following Year along with a preliminary estimate of the Project Water desired for the succeeding 2 years.

        (iii) Upon receipt of the schedule, the Contractor and Contracting Officer shall review it and, after consultation with the Subcontractor, shall make only such modifications to the schedule as are necessary to ensure that the amounts, times, and rates of deliver to the Subcontractor are consistent with the deliver capability of the Project, considering, among other things, the availability of water and the delivery schedules of all subcontractors; Provided, That this provision shall not be construed to reduce annual deliveries to the Subcontractor.

        (iv) On or before November 15 of each Year beginning with the Year following said initial Year of water delivery, the Contractor shall determine and furnish to the Subcontractor and the Contracting Officer the water delivery schedule for the following Year which shall show the amount of water to be delivered to the Subcontractor during each month of that Year, contingent upon the Subcontractor remaining eligible to receive water under all terms contained herein.

    (c) The monthly water delivery schedules may be amended upon the Subcontractor's written request to the Contractor. Proposed amendments shall be submitted by the Subcontractor to the Contractor no later than 15 days before the desired change is to become effective, and shall be subject to review and modification in like manner as the schedule. The Contractor shall notify the Subcontractor and the Contracting Officer of its action on the Subcontractor's requested schedule modification within 10 days of the Contractor's receipt of such request.

    (d) The Contractor and the Subcontractor shall hold the United States, its officers, agents, and employees, harmless on account of damage or claim of damage of any nature whatsoever arising out of or connected with the actions of the Contractor regarding water delivery schedules furnished to the Subcontractor.

    (e) In no event shall the Contracting Officer or the Contractor be required to deliver to the Subcontractor from the Water Supply System in any one month a total amount of Project Water greater than 11 percent of the Subcontractor's maximum entitlement; Provided, however, That the Contracting Officer may deliver a greater percentage in any month if such increased delivery is compatible with the overall delivery of Project Water to other subcontractors as determined by the Contracting Officer and Contractor and if the Subcontractor agrees to accept such increased deliveries.

          4.5 Points of Delivery -- Measurement and Responsibility for Distribution of Water.

              (a) The water to be furnished to the Subcontractor pursuant to this subcontract shall be delivered at turnouts to be constructed by the United States at such point(s) on the Water Supply System as may be agreed upon in writing by the Contracting Officer and the Contractor, after consultation with the Subcontractor.

              (b) Unless the United States and the Subcontractor agree by contract to the contrary, the Subcontractor shall construct and install, at its sole cost and expense, connection facilities required to take and convey the water from the turnouts to the Subcontractor's service area. The Subcontractor shall furnish, for approval of the Contracting Officer, drawings showing the construction to be performed by the Subcontractor within the Water Supply System right-of-way 6 months before starting said construction. The facilities may be installed, operated, and maintained on the Water Supply System right-of-way subject to such reasonable restrictions and regulations as to type, location, methods of installation, operation, and maintenance as may be prescribed by the Contracting Officer.

              (c) All water delivered from the Water Supply System shall be measured with equipment furnished and installed by the United States and operated and maintained by the United States or the Operating Agency. Upon the request of the Subcontractor or the Contractor, the accuracy of such measurements shall be investigated by the Contracting Officer or the Operating Agency, Contractor, and Subcontractor, and any errors which may be mutually determined to have occurred herein shall be adjusted; Provided, That in the event the parties cannot agree on the required adjustment, the Contracting Officer's determination shall be conclusive.

              (d) Neither the United States, the Contractor, nor the Operating Agency shall be responsible for the control, carriage, handling, use, disposal, or distribution of Project Water beyond the delivery point(s) agreed to pursuant to Subarticle 4.5(a). The Subcontractor shall hold the United States, the Contractor, and the Operating Agency harmless on account of damage or claim of damage of any nature whatsoever for which there is legal responsibility, including property damage, personal injury, or death arising out of or connected with the Subcontractor's control, carriage, handling, use, disposal, or distribution of such water beyond said delivery point(s).

          4.6 Temporary Reductions. In addition to the right of the United States under Subarticle 8.3(a)(iv) of the Repayment Contract temporarily to discontinue or reduce the amount of water to be delivered, the United States or the Operating Agency may, after consultation with the Contractor, temporarily discontinue or reduce the quantity of water to be furnished to the

Subcontractor as herein provided for the purposes of investigation, inspection, maintenance, repair, or replacement of any of the Project facilities or any part thereof necessary for the furnishing of water to the Subcontractor, but so far as feasible the United States or the Operating Agency shall coordinate any such discontinuance or reduction with the Subcontractor and shall give the Subcontractor due notice in advance of such temporary discontinuance or reduction, except in case of emergency, in which case no notice need be given. Neither the United States, its officers, agents, and employees, shall be liable for damages when, for any reason whatsoever, any such temporary discontinuance or reduction in delivery of water occurs. If any such discontinuance or temporary reduction results in deliveries to the Subcontractor of less water than what has been paid for in advance, the Subcontractor shall be entitled to be reimbursed for the appropriate proportion of such advance payments prior to the date of the Subcontractor's next payment of water service charges or the Subcontractor may be given credit toward the next payment of water charges if the Subcontractor should so desire.

        4.7 Priority in Case of Shortage. Subject to the provisions of Section 304(e) of the Basin project Act, any Project Water furnished for non-Indians through Project facilities shall, in the event of shortage thereof, as determined by the Contracting Officer after consultation with the Contractor, be reduced pro rata until exhausted, first for Miscellaneous Water uses and next for Agricultural Water uses before water furnished for non-Indian M&I use is reduced. Thereafter, water for M&I uses shall be reduced pro rata among all non-Indian M&I users. All Project Water converted from agricultural to M&I use shall be delivered with the same priority as other Project M&I Water. Pursuant to the authority vested in the Secretary by the Reclamation Act of 1902 (32 Stat. 388), as amended and supplemented, the Basin project Act, the Regulations for Implementing the Procedural Provisions of the National Environmental Policy Act (40 CFR Part
1505), and the Implementing Procedures of the U.S. Department of the Interior (516 DM 5.4), the relative priorities between Indian and non-Indian uses will be determined by the Secretary consistent with the allocations published in the Federal Register on March 24, 1983.

        4.8     Secretarial Control of Return Flow.

                (a) The Secretary reserved the right to capture all Return Flow flowing from the exterior boundaries of the Contractor's Service Area as a source of supply and for distribution to and use of the Central Arizona Project to the fullest extent practicable. The Secretary also reserves the right to capture for Project use Return Flow which originates or results from water contracted for from the Central Arizona Project within the boundaries of the Contractor's Service Area if, in his judgment, such Return Flow is not being put to a beneficial use. The Subcontractor may recapture and reuse or sell its Return Flow; Provided, however, That such Return Flow may not be sold for use outside Maricopa, Pinal, and Pima Counties; and Provided, further, That this does not prohibit effluent exchanges with Indian tribes pursuant to Article 6.2

The Subcontractor shall, at least 60 days in advance of any proposed sale of such water, furnish the following information in writing to the Contracting Officer and the Contractor:

        (i) The name and address of the prospective buyer.

       (ii) The location and proposed use of the Return Flow.

      (iii) The price to be charged for the Return Flow.

                  (b) The price charged for the Return Flow may cover the cost incurred by the Subcontractor for Project Water plus the cost required to make the Return Flow usable. If the price received for the Return Flow is greater than the costs incurred by the Subcontractor, as described above, the excess amount shall be forthwith returned by the Subcontractor to the Contractor for application against the Contractor's Repayment Obligation to the United States. Costs required to make Return Flow usable shall include but not be limited to capital costs and OM&R costs including transportation, treatment, and distribution, and the portion thereof which may be retained by the Subcontractor shall be subject to the advance approval of the Contractor and the Contracting Officer.

                  (c) Any Return Flow captured by the United States and determined by the Contracting Officer and the Contractor to be suitable and available for use by the Subcontractor may be delivered by the United States or Operating Agency to the Subcontractor as a part of the water supply for which the Subcontractor subcontracts hereunder and such water shall be accounted and paid for pursuant to the provisions hereof.

                  (d) All capture, recapture, use, reuse, and sale of Return Flow under this article shall be in accord with Arizona water law unless such law is inconsistent with the Congressional directives applicable to the Central Arizona Project.

         4.9 Water and Air Pollution Control. The Subcontractor, in carrying out this subcontract, shall comply with all applicable water and air pollution laws and regulations of the United States and the State of Arizona and shall obtain all required permits or licenses from the appropriate Federal, State, or local authorities.

         4.10 Quality of Water. The operation and maintenance of Project facilities shall be performed in such manner as is practicable to maintain the quality of water made available through such facilities at the highest level reasonably attainable as determined by the Contracting Officer. Neither the United States, the Contractor, nor the Operating Agency warrants the quality of water and is under no obligation to construct or furnish water treatment facilities to maintain or better the quality of water. The Subcontractor waives its right to make a claim against the United States, the Operating Agency, the Contractor, or another subcontractor because of changes in water quality caused by the commingling of Project water with other water.

         4.11 Exchange Water.

              (a) Where the Contracting Officer determines the Subcontractor is physically able to receive Colorado River mainstream water in exchange for or in replacement of existing supplies of water from surface sources other than the Colorado River, the Contracting Officer may require that the Subcontractor accept said mainstream water in exchange for or in replacement of said existing supplies pursuant to the provisions of Section 304(d) of the Basin Project Act; Provided, however, That a subcontractor on the Project aqueduct shall not be required to enter into exchanges in which existing supplies of water from surface sources are diverted for use by other subcontractors downstream on the Project aqueduct.

          (b) If, in the event of shortages, the Subcontractor has yielded water from other surface water sources in exchange for Colorado River mainstream water supplied by the Contractor or the Operating Agency, the Subcontractor shall have first priority against other users supplied with Project Water that have not yielded water from other surface water sources but only in quantities adequate to replace the water so yielded.

     4.12 Entitlement to Project M&I Water.

          (a) For the Year in which the Secretary issued the Notice of Completion of the Water Supply System, the Subcontractor's entitlement to Project Water for M&I uses shall be determined by the Contractor after consultation with the Subcontractor and the Contracting Officer. Commencing with the Year following that in which the Secretary issues the Notice of Completion of the Water Supply System, the Subcontractor is entitled to take a maximum of 6978 acre-feet of Project Water for M&I uses including but not limited to ground water recharge.

          (b) If at anytime during the term of this subcontract there is available for allocation additional M&I Project Water, or Agricultural Water converted to M&I use, it shall be delivered to the Subcontractor at the same water service charge per acre-foot and with the same priority as other M&I Water, upon execution or amendment of an appropriate subcontract among the United States, the Contractor, and the Subcontractor and payment of an amount equal to the acre-foot charges previously paid by other Subcontractors pursuant to Article 5.2 hereof plus interest. In the case of Agricultural Water conversions, the payment shall be reduced by all previous payments of agricultural capital charges for each acre-foot of water converted. The interest due shall be calculated for the period between issuance of the Notice of Completion of the Water Supply System and execution or amendment of the subcontract using the weighted interest rate received by the Contractor on all investments during that period.

                4.13 Delivery of Project Water Prior to Completion of Project Works. Prior to the date of issuance of the Notice of Completion of the Water Supply System by the Secretary, water may be made available for delivery by the Secretary on a "when available" basis at a water rate and other terms to be determined by the Secretary after consultation with the Contractor.

        5.      PAYMENTS:

                5.1 Water Service Charges for Payment of Operation, Maintenance, and Replacement Costs. Subject to the provisions of Article 5.4 hereof, the Subcontractor shall pay in advance for Project OM&R costs estimated to be incurred by the United States or the Operating Agency. At least 15 months prior to first delivery of Project Water, or as soon thereafter as is practicable, the Contractor shall furnish the Subcontractor with an estimate of the Subcontractor's share of OM&R costs to the end of the initial Year of water delivery and an estimate of such costs for the following Year. Within a reasonable time of the receipt of said estimates, as determined by the Contractor, but prior to the delivery of water, the Subcontractor shall advance to the Contractor its share of such estimated costs to the end of the initial month of water delivery and without further notice or demand shall on or before the first day of each succeeding month of the initial Year of water delivery and the following Year advance to the Contractor in equal monthly installments the Subcontractor's share of such estimated costs. Advances of monthly payments for each subsequent Year shall be made by the Subcontractor to the Contractor on the basis of annual estimates to be furnished by the Contractor on or before June 1 preceding each said subsequent Year and the advances of payments for said estimated costs shall be due and payable in equal monthly payments on or before the first day of each month of the subsequent year. Differences between actual OM&R costs and estimated OM&R costs shall be determined by the Contractor and shall be adjusted in the next succeeding annual estimates; Provided, however, That if in the opinion of the Contractor the amount of any annual OM&R estimate is likely to be insufficient to cover the above-mentioned costs during such period, the Contractor may increase the annual estimate of the Subcontractor's OM&R costs by written notice thereof to the Subcontractor, and the Subcontractor shall forthwith increase its remaining monthly payments in such Year to the Contractor by the amount necessary to cover the insufficiency. All estimates of OM&R costs shall be accompanied by data and computations relied on by the Contractor in determining the amounts of the estimated OM&R costs and shall be subject to joint review by the Subcontractor and the Contractor.

          5.2 M&I Water Service Charges.

              (a) Subject to provisions of Article 5.4 hereof and in addition to the OM&R payments required in Article 5.1 hereof, the Subcontractor shall, in advance of the delivery of Project M&I Water by the United States or the Operating Agency, make payment to the Contractor in equal semiannual installments of an M&I Water service capital charge based on a maximum entitlement of 6978 acre-feet per year multiplied by the rate set forth in the following schedule.

       Payment for                   Payment due for each acre-
  the calendar year of               foot of purchased capacity
  --------------------               --------------------------
        1988-1993                              $ 5
        1994                                     6
        1995                                     8
        1996                                    10
        1997                                    12
        1998                                    14
        1999                                    15
        2000                                    16
        2001                                    17
        2002                                    18
        2003                                    19
        2004                                    20
        2005                                    21
        2006                                    22
        2007                                    23
        2008                                    24
        2009                                    25
        2010                                    26
        2011                                    27
        2012                                    28
        2013                                    29
        2014                                    30
        2015                                    31
        2016                                    32
        2017                                    33
        2018                                    34
        2019                                    35
        2020                                    36
        2021                                    37
        2022                                    38
        2023                                    39
        2024                                    40
        2025 - through the end of the term      40
               of this subcontract

              (b) The M&I Water service capital charge may be adjusted periodically by the Contractor as a result of repayment determinations provided for in the Repayment Contract and to reflect all sources of revenue, but said charge per acre-foot shall not be greater than the amount required to amortize Project capital costs allocated to the M&I function and determined by the Contracting Officer to be a part of the Contractor's Repayment Obligation. Such amortization shall include interest at 3.342 percent per annum. If any adjustment is made in the M&I Water service capital charge, notice thereof shall be given by the Contractor to the United States and to the Subcontractor on or before June 1 of the Year preceding the Year the adjusted charge becomes effective. The M&I Water service capital charge payment for the initial Year shall be advanced to the Contractor in equal semiannual installments on or before December 1 preceding the initial Year and June 1 of said initial Year; Provided, however, That the payment of the initial M&I Water service capital charge shall not be due until the Year in which Project Water is available to the Subcontractor after Notice of Completion of the Water Supply System is issued. Thereafter, for each subsequent Year, payments by the Subcontractor in accordance with the foregoing provisions shall be made in equal semiannual installments on or before the December 1 preceding said subsequent Year and the June 1 of said subsequent Year as may be specified by the Contractor in written notices to the Subcontractor.

              (c) On or before the first anniversary of execution of this subcontract and on or before each succeeding anniversary, the Subcontractor shall pay, in addition to all other payments required herein, an M&I subcontract charge. The subcontract charge shall be $2.00 per acre-foot for 6978 acre-feet of M&I Water. Prior to the date of issuance of the Notice of Completion of the Water Supply System, the subcontract charge shall be paid each Year by the Subcontractor to the United States. The Contracting Officer shall advise the Contractor of the amounts and dates of the Subcontractor's payments. After the date of issuance of the Notice of Completion of the Water Supply System, the subcontract charge shall be paid each Year to the Contractor by the Subcontractor and the Contractor shall credit the revenues obtained from the subcontract charge against the Subcontractor's water service charges payable to the Contractor that Year.

        (d) Funds advanced to the United States by the Subcontractor pursuant to Article 5.2 (c) as a subcontracting charge shall be credited by the Contractor against the Subcontractor's initial capital charges for water deliveries under this subcontract. Credit provided to the Subcontractor shall include interest from the date the Subcontractor's funds are transferred to the United States through the effective date of credit for payment of capital costs as recorded in the Contractor's records. Interest credited to the Subcontractor shall be at an annual rate of 1 (one) percent less than the weighted rate received by the Contractor on all investments during the period for which the Subcontractor's payments earn an interest credit.

                  (e) Payment of all M&I Water service capital and corresponding OM&R charges becoming due hereunder prior to or on the dates stipulated in Articles 5.1 and 5.2 is a condition precedent to receiving M&I Water under this subcontract.

            5.3 Loss of Entitlement. The Subcontractor shall have no right to delivery of water from Project facilities during any period in which the Subcontractor may be in arrears in the payment of any charges due the Contractor. The Contractor may sell to another entity any water determined to be available under the Subcontractor's entitlement for which payment is in arrears; Provided, however, That the Subcontractor may regain the right to use any unsold portion of the water determined to be available under the original entitlement upon payment of all delinquent charges plus any difference between the subcontractual obligation and the price received in the sale of the water by the Contractor and payment of charges for the current period.

            5.4 Refusal to Accept Delivery. In the event the Subcontractor fails or refuses in any Year to accept delivery of the quantity of water available for delivery to and required to be accepted by it pursuant to this subcontract, or in the event the Subcontractor in any Year fails to submit a schedule for delivery as provided in Article 4.4 thereof, said failure or refusal shall not relieve the Subcontractor of its obligation to make the payments required in this subcontract.

            5.5 Charge for Late Payments. The Subcontractor shall pay a late payment charge on installments or charges which are received after the due date. The late payment charge percentage rate calculated by the Department of the Treasury and published quarterly in the Federal Register shall be used; Provided, That the late payment charge percentage rate shall not be less than

0.5 percent per month. The late payment charge percentage rate applied on an overdue payment shall remain in effect until payment is received. The late payment rate for a 30-day period shall be determined on the day immediately following the due date and shall be applied to the overdue payment for any portion of the 30-day period of delinquency. In the case of partial late payments, the amount received shall first be applied to the late charge on the overdue payment and then to the overdue payment.

      6. GENERAL PROVISIONS:

            6.1 Repayment Contract Controlling. Pursuant to the Repayment Contract, the United States has agreed to construct and, in the absence of an approved Operating Agency, to operate and maintain the works of the Central Arizona Project and to deliver Project Water to the various subcontractors within the Project Service Area; and the Contractor has obligated itself for the payment of various costs, expenses, and other amounts allocated to the Contractor pursuant to Article 9 of the Repayment Contract. The Subcontractor expressly approves and agrees to all the terms presently set out in the Repayment Contract including Subarticle 8.8(b)(viii) thereof, or as such terms may be hereafter amended, and agrees to be bound by the actions to be taken and the determinations to be made under that Repayment Contract, except as otherwise provided herein.

            6.2 Effluent Exchanges. The Subcontractor may enter into direct effluent exchange agreements with Indian entities which have received an allocation of Project Water and receive all benefits from the exchange. If the Subcontractor chooses to exchange directly with the Indians, then the Subcontractor's entitlement to Project Water shall be reduced by the amount of Project Water received in exchange by the Subcontractor. The

Subcontractor may also offer raw sewage or effluent to the Contractor for the purpose of exchanging such sewage or effluent for the benefit of all subcontractors. If such an exchange is consummated, the Subcontractor's entitlement to Project Water shall remain at the level specified in Article
4.12. A copy of the above referenced agreements shall be filed with the Contractor and the Contracting Officer.

     6.3 Notices. Any notice, demand or request authorized or required by this subcontract shall be deemed to have been given when mailed, postage prepaid, or delivered to the Regional Director, Lower Colorado Region, Bureau of Reclamation, P. O. Box 427, Boulder City, Nevada 89005, on behalf of the Contractor or Subcontractor; to the Central Arizona Water Conservation District, 23636 North 7th Street, Phoenix, Arizona 85024, on behalf of the United States or Subcontractor; and to the Chaparral City Water Company, P. O. Box 17030, Fountain Hills, AZ 85268 on behalf of the United States or Contractor. The designation of the addressee or the address may be changed by notice given in the same manner as provided in this Article for other notices.

     6.4 Water Conservation Program.

         (a) While the contents and standards of a given water conservation program are primarily matters of State and local determination, there is a strong Federal interest in developing an effective water conservation program because of this subcontract. The Subcontractor shall develop and implement an effective water conservation program for all uses of water which is provided from or conveyed through Federally constructed or Federally financed facilities. That water conservation program shall contain definite goals, appropriate water conservation measures, and time schedules for meeting the water conservation objectives.

         (b) A water conservation program, acceptable to the Contractor and the Contracting Officer, shall be in existence prior to one or all of the following:
(1) service of Federally stored/conveyed water; (2) transfer of operation and maintenance of the Project facilities to the Contractor or Operating Agency; or
(3) transfer of the Project to an operation and maintenance status. The distribution and use of Federally stored/conveyed water and/or operation of Project facilities transferred to the Contractor shall be consistent with the adopted water conservation program. Following execution of this subcontract, and at subsequent 5-year intervals, the Subcontractor shall resubmit the water conservation plan to the Contractor and the Contracting Officer for review and approval. After review of the results of the previous 5 years and after consultation with the Contractor, the Subcontractor, and the Arizona Department of Water Resources or its successor, the Contracting Officer may require modifications in the water conservation program to better achieve program goals.

          6.5 Rules, Regulations, and Determinations.

              (a) The Contracting Officer shall have the right to make, after an opportunity has been offered to the Contractor and Subcontractor for consultation, rules and regulations consistent with the provisions of this subcontract, the laws of the United States and the State of Arizona, to add to or to modify them as may be deemed proper and necessary to carry out this subcontract, and to supply necessary details of its administration which are not covered by express provisions of this subcontract. The Contractor and Subcontractor shall observe such rules and regulations.

              (b) Where the terms of this subcontract provide for action to be based upon the opinion or determination of any party to this subcontract, whether or not stated to be conclusive, said terms shall not be construed as permitting such action to be predicated upon arbitrary, capricious, or unreasonable opinions or determinations. In the event that the Contractor or Subcontractor questions any factual determination made by the Contracting Officer, the findings as to the facts shall be made by the Secretary only after consultation with the Contractor or Subcontractor and shall be conclusive upon the parties.

          6.6 Officials Not to Benefit.

              (a) No Member of or Delegate to Congress or Resident Commissioner shall be admitted to any share or part of this subcontract or to any benefit that may arise herefrom. This restriction shall not be construed to extend to this subcontract if made with a corporation or company for its general benefit.

              (b) No official of the Subcontractor shall receive any benefit that may arise by reason of this subcontract other than as a water user within the Project and in the same manner as other water users within the Project.

          6.7 Assignment Limited--Successors and Assigns Obligated. The provisions of this subcontract shall apply to and bind the successors and assigns of the parties hereto, but no assignment or transfer of this subcontract or any part or interest therein shall be valid until approved by the Contracting Officer.

          6.8 Judicial Remedies Not Foreclosed. Nothing herein shall be construed (a) as depriving any party from pursuing and prosecuting any remedy in any appropriate court of the United States or the State of Arizona which would otherwise be available to such parties even though provisions herein may declare that determinations or decisions of the Secretary or other persons are conclusive or (b) as depriving any party of any defense thereto which would otherwise be available.

          6.9 Books, Records, and Reports. The Subcontractor shall establish and maintain accounts and other books and records pertaining to its financial transactions, land use and crop census, water supply, water use, changes of Project works, and to other matters as the Contracting Officer may require. Reports thereon shall be furnished to the Contracting Officer in such form and on such date or dates as he may require. Subject to applicable Federal laws and regulations, each party shall have the right during office hours to examine and make copies of each other's books and records relating to matters covered by this subcontract.

          6.10 Equal Opportunity. During the performance of this subcontract, the Subcontractor agrees as follows:

              (a) The Subcontractor shall not discriminate against any employee or applicant for employment because of race, color, religion, sex, or national origin. The Subcontractor shall take affirmative action to ensure that applicants are employed, and that employees are treated during employment without regard to their race, color, religion, sex, or national origin. Such action shall include, but not be limited to the following: Employment, upgrading, demotion, or transfer; recruitment or recruitment advertising; layoff or termination; rates of pay or other forms of compensation; and selection for training, including apprenticeship. The Subcontractor agrees to post in conspicuous places, available to employees and applicants for employment, notices to be provided setting forth the provisions of this nondiscrimination clause.

          (b) The Subcontractor shall, in all solicitations or advertisements for employees placed by or on behalf of the Subcontractor, state that all qualified applicants shall receive consideration for employment without discrimination because of race, color, religion, sex, or national origin.

          (c) The Subcontractor shall send to each labor union or representative of workers with which it has a collective bargaining agreement or other contract or understanding, a notice, to be provided by the Contracting Officer, advising said labor union or workers' representative of the Subcontractor's commitments under Section 202 of Executive Order 11246 of September 24, 1965, and shall post copies of the notice in conspicuous places available to employees and applicants for employment.

          (d) The Subcontractor shall comply with all provisions of Executive Order No. 11246 of September 24, 1965, as amended, and of the rules, regulations, and relevant orders of the Secretary of Labor.

          (e) The Subcontractor shall furnish all information and reports required by said amended Executive Order and by the rules, regulations, and orders of the Secretary of Labor, or pursuant thereto, and shall permit access to its books, records, and accounts by the Contracting Officer and the Secretary of Labor for purposes of investigation to ascertain compliance with such rules, regulations, and orders.

          (f) In the event of the Subcontractor's noncompliance with the nondiscrimination clauses of this subcontract or with any of the such rules, regulations, or orders, this subcontract may be canceled, terminated, or suspended, in whole or in part, and the Subcontractor may be declared ineligible for further Government contracts in accordance with procedures authorized in said amended Executive Order and such other sanctions may be imposed and remedies invoked as provided in said amended Executive Order, or by rule, regulation, or order of the Secretary of Labor, or as otherwise provided by law.

          (g) The Subcontractor shall include the provisions of paragraphs (a) through (g) in every subcontract or purchase order unless exempted by the rules, regulations, or orders of the Secretary of Labor issued pursuant to
Section 204 of said amended Executive Order, so that such provisions shall be binding upon each subcontractor or vendor. The Subcontractor shall take such action with respect to any subcontract or purchase order as may be directed by the Secretary of Labor as a means of enforcing such provisions, including sanctions for noncompliance; Provided, however, That in the event a Subcontractor becomes involved in, or is threatened with, litigation with a subcontractor or vendor as a result of such direction, the Subcontractor may request the United States to enter into such litigation to protect the interest of the United States.

          6.11 Title VI, Civil Rights Act of 1964.

              (a) The Subcontractor agrees that it shall comply with Title VI of the Civil Rights Act of July 2, 1964 (78 Stat. 241), and all requirements imposed by or pursuant to the Department of the Interior Regulation (43 CFR 17) issued pursuant to that title to the end that, in accordance with Title VI of that Act and the Regulation, no person in the United States shall, on the grounds of race, color, or national origin be excluded from participation in, be denied the benefits of, or be otherwise subjected to discrimination under any program or activity for which the Subcontractor receives financial assistance from the United States and hereby gives assurance that it shall immediately take any measures to effectuate this agreement.

              (b) If any real property or structure thereon is provided or improved with the aid of Federal financial assistance extended to the Subcontractor by the United States, this assurance obligates the Subcontractor, or in the case of any transfer of such property, any transferee for the period during which the real property or structure is used for a purpose involving the provision of similar services or benefits. If any personal property is so provided, this assurance obligates the Subcontractor for the period during which it retains ownership or possession of the property. In all other cases, this assurance obligates the Subcontractor for the period during which the Federal financial assistance is extended to it by the United States.

              (c) This assurance is given in consideration of and for the purpose of obtaining any and all Federal grants, loans, contracts, property, discounts, or other Federal financial assistance extended after the date hereof to the Subcontractor by the United States, including installment payments after such date on account of arrangements for Federal financial assistance which were approved before such date. The Subcontractor recognizes and agrees that such Federal financial assistance shall be extended in reliance on the representations and agreements made in this assurance, and that the United States shall reserve the right to seek judicial enforcement of this assurance. This assurance is binding on the Subcontractor, its successors, transferees, and assignees.

          6.12 Confirmation of Subcontract. The Subcontractor shall promptly seek a final decree of the proper court of the State of Arizona approving and confirming the subcontract and decreeing and adjudging it to be lawful, valid, and binding on the Subcontractor. The Subcontractor shall furnish to the United States a certified copy of such decree and of all pertinent supporting records. This subcontract shall not be binding on the united States, the Contractor or the Subcontractor until such final decree has been entered.

          6.13 Contingent on Appropriation or Allotment of Funds. The expenditure or advance of any money or the performance of any work by the United States hereunder which may require appropriation of money by the Congress or the allotment of funds shall be contingent upon such appropriation or allotment being made. The failure of the Congress to appropriate funds or the absence of any allotment of funds shall not relieve the Subcontractor from any obligation under this subcontract. No liability shall accrue to the United States in case such funds are not appropriated or allotted.

          6.14 Addendum A. This subcontract shall also include the terms, conditions, and provisions of Addendum A, which is attached hereto and by this reference made a part hereof.

          IN WITNESS WHEREOF, the parties hereto have executed this subcontract No. 5-07-30-W0067 the day and year first above-written.


Legal Review and Approval                THE UNITED STATES OF AMERICA


By: /s/ [Signature Illegible]            By: /s/ [Signature Illegible]
   --------------------------------         --------------------------------
         Field Solicitor                          Regional Director
         Phoenix, Arizona                         Lower Colorado Region
                                                  Bureau of Reclamation


                                         CENTRAL ARIZONA WATER
                                         CONSERVATION DISTRICT

Attest: /s/ [Signature Illegible]        By: /s/ [Signature Illegible]
       ----------------------------         --------------------------------
Title: Secretary                         Title: President

                                          CHAPARRAL CITY WATER COMPANY


Attest: /s/ HOWARD J. BRESSLER            By: /s/ [Signature Illegible]
       -------------------------------       ---------------------------------
Title: Vice President - Sec.              Title: President

                                   ADDENDUM A

      The following is substituted for Article 5.4: "In the event the Subcontractor fails or refuses in any Year to accept delivery of the quantity of water available for delivery to and required to be accepted by it pursuant to this subcontract, or in the event the Subcontractor in any Year fails to submit a schedule for delivery as provided in Article 4.4 hereof, said failure or refusal shall not relieve the Subcontractor of its obligation to make the payments required in this subcontract. The Subcontractor agrees to make payment for available water which is refused in the same manner as if said water were scheduled for delivery to and accepted by it in accordance with this subcontract except as provided in Subarticle 4.3(e) and Article 5.3; Provided, however, That if the Subcontractor shall require Distribution Works constructed pursuant to
Section 309(b) of the Basin Project Act, as amended, to transport water from the Central Arizona Project aqueduct to the point of treatment or use, then the Subcontractor shall not be required to pay capital or OM&R charges until January 1, 1990, or until such time as the Subcontractor begins taking Project Water through the Distribution Works constructed pursuant to a repayment contract under the aforementioned Act, whichever comes first."

                                   EXHIBIT A

                       CERTIFICATE OF CORPORATE SECRETARY

     I, Howard J. Bressler, do hereby certify that I am the duly elected and qualified Secretary of Chaparral City Water Company, an Arizona corporation, (the "Corporation"); that the following is a true and correct copy of resolutions duly adopted by unanimous written consent of the Board of Directors of the Corporation on July 27, 1984; and that such resolutions have not been amended, rescinded or repealed since their adoption and are on the date hereof in full force and effect:

     WHEREAS, the Corporation has previously resolved to obtain a Central Arizona Project water allocation; and

     WHEREAS, Paragraph 27 of the "Contract Between the United States and the Chaparral City Water Company Providing for Construction of a Water Distribution System, Central Arizona Project" (the "Repayment Contract") specifically requires the Board of Directors of the Corporation to approve certain matters; and

     WHEREAS, the "Subcontract Among the Untied States, the Central Arizona Water Conservation District and the Corporation" (the "Subcontract") and the Repayment Contract are required to be validated by a proper court of the State of Arizona.

     NOW, THEREFORE, BE IT RESOLVED, that the President, or any other officer of the Corporation, be and each of them hereby is authorized to execute the Repayment Contract under which the Central Arizona Project related facilities will be constructed; and

     RESOLVED FURTHER, that the President, or any other officer of the Corporation, be and each of them hereby is directed to prepare and file with the Arizona Corporation Commission any rate application which may be required for the payment of the Corporation's obligations under the Repayment Contract; and

     RESOLVED FURTHER, that the President, or any other officer of the Corporation, be and each of them hereby is authorized, subject to the Arizona Corporation Commission's approval, to establish a $200,000 line of credit for the purposes of financing any cost overruns which may occur under the Repayment Contract; and

     RESOLVED FURTHER, that the President, or any other officer of the Corporation, be and each of them hereby is directed to execute the Subcontract for the purchase of Central Arizona Project water; and

     RESOLVED FURTHER, that the proper officers of the Corporation be and each of them hereby is authorized in the name and on behalf of the Corporation, to conduct any and all negotiations, to make any and all arrangements, do and perform any and all acts and things and to execute and deliver any and all officer's certificates and other documents and instruments as they may deem necessary or appropriate in order to effectuate the purposes of each and all of the foregoing resolutions.

     IN WITNESS WHEREOF, I have hereto affixed my name as Secretary of the Corporation and have caused the Corporate Seal of the Corporation to be affixed this 27th day of July, 1984.


  [SEAL]                                               /s/ HOWARD J. BRESSLER
                                                       ------------------------
                                                       Howard J. Bressler
                                                       Secretary

                               [SERVICE AREA MAP]